UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     March 30, 2011

VITRO DIAGNOSTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	0-17378	84-1012042
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

4621 Technology Drive, Golden CO  80403
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (303) 999-2130

______________________________________________________

(Former name or former address, if changed since last report)

___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

Vitro Diagnostics, Inc., (the “Company” or “Licensor”) announced that effective March 30, 2011, it entered into a Technology License, License Option and Technical Assistance Agreement  (“License Agreement”) with James T. Posillico, Ph.D. (“Licensee”)  granting Licensee an exclusive license covering two of the Company’s patents: United States Patent Number 5,990,288, Method for Purifying FSH and United States Patent Number  6,458,593 B1, Immortalized Cell Lines and Methods of Making The Same.  The patents are related to treatment of infertility and know-how relating to the commercial production and cellular generation of the hormone, follicle-stimulating hormone and related gonadotropin hormones for use in the treatment of infertility in both humans and animals.  In addition, the License grants the exclusive option to license a pending patent application for the commercial production of clinical grade gonadotropin hormones and, in addition, the Company’s intellectual property related to generation of crude materials containing gonadotropin hormones from certain cellular sources. The License has a term of five (5) years; however, the License can be terminated after two and one-half years if there have been no sales of Licensed Products.

In consideration of the rights and licenses granted Licensee paid the Company a non-refundable payment of $200,000 (“License Fee”).  The Licensee was previously an executive officer of the Company, and the Company has carried a $200,000 liability for unpaid compensation due to the Licensee, which was forgiven in satisfaction of the License Fee.   In addition there shall be a royalty payment of three percent (3%) of the Gross Sales of all Licensed Products made, used, sold, offered for sale, imported, leased, or otherwise transferred by or on behalf of Licensee (“Royalty Payment”) during the first year following sales of Licensed Product.  Such Royalty Payment shall be 4% of the Gross Sales of all Licensed Products during the second year of sales of Licensed Product.  Such Royalty Payment shall be 4.5 % of the Gross Sales of all Licensed Products during the third year of product sales and shall remain at this level throughout the remaining term of the agreement.

A copy of the License Agreement  is filed as an exhibit herewith.

ITEM 9.01:       EXHIBITS

(c)	Exhibit

Item	Title
99.1	Technology License, License Option and Technical Assistance Agreement dated March 30, 2011

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Vitro Diagnostics, Inc. (Registrant)

Dated: March 31, 2011	___/s/ James R. Musick___________ James R. Musick, President and Chief Executive Officer

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